EXHIBIT 99.1

August 27, 2021	PRESS RELEASE

BankGuam Holding Company

Declares Dividends

BankGuam Holding Company (BKGMF) announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share for the holders of its common stock and a dividend payment to the holders of the Company’s 4.97% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series A, at its Board’s regular meeting held on Monday, August 23, 2021. The dividends will be paid on September 30, 2021, to shareholders of record as of September 15, 2021. For additional information, please visit https://www.bankofguam.com under Investor Relations.

CONTACT: BankGuam Holding Company

Maria Eugenia H. Leon Guerrero,

Executive Vice President & Chief Operating Officer

(671) 472-5273